Exhibit 99.1

For Additional Information:

Bryan Giglia

Sunstone Hotel Investors, Inc.

(949) 382-3036

Aaron Reyes

Sunstone Hotel Investors, Inc.

(949) 382-3018

Sunstone Hotel Investors Announces Changes To The Board of Directors

Irvine, Calif. (February 18, 2020) – Sunstone Hotel Investors, Inc. (the “Company” or “Sunstone”) (NYSE: SHO), the owner of Long-Term Relevant Real Estate® in the hospitality sector, today announced two actions that reaffirm the Company’s commitment to stockholder-friendly corporate governance and ongoing Board refreshment.  First, Z. Jamie Behar, a Sunstone Director since 2004 and its current Chairwoman of the Nominating & Corporate Governance Committee, informed the Company’s Chairman of the Board, Douglas M. Pasquale, that she will not stand for re-election to the Board of Directors at the 2020 annual meeting of stockholders.  Second, the Board of Directors unanimously nominated Monica Digilio to stand for election to the Board at the Company’s 2020 annual meeting.

“I, along with all the Company’s Directors, would like to thank Jamie for her leadership and considerable contributions to Sunstone over the past fifteen years” stated Mr. Pasquale.  “At the same time, we are pleased to welcome Monica to the Board and look forward to benefiting from her significant expertise.”

John Arabia, President and Chief Executive Officer, stated “I thank Jamie and am grateful for her many contributions.  Under her leadership as Chairwoman of the Nominating & Corporate Governance Committee, we have continued to establish Sunstone as an industry leader in corporate governance and transparent communication. The Company and our stockholders have greatly benefited from her tenure as a Board Member.”

Mr. Arabia continued “I also would like to welcome Monica to the Board of Directors.  Monica brings a wealth of knowledge and experience in human resources, labor relations, hotel operations, corporate governance and mergers & acquisitions.”

About Monica Digilio:

Ms. Digilio has more than 25 years of experience in the hospitality, resort and gaming industries. She currently serves as the Executive Vice President and Chief Human Resources Officer for Caesars Entertainment Corporation. Prior to joining Caesars Entertainment, Ms. Digilio spent six years as the Executive Vice President, Chief Human Resources Officer for Montage International, where she helped to expand the company’s portfolio of Montage branded hotels and resorts, and to launch the Pendry brand.

Prior to joining Montage Hotels and Resorts, she spent 12 years as the Executive Vice President of Global Human Resources for Kerzner International, parent company of the Atlantis and One & Only brands, and 10 years in leadership positions with ITT Sheraton Corporation.

Ms. Digilio is a native of New York and holds both a Master’s Degree and a Bachelor’s Degree from Ithaca College in Ithaca, New York.  She also serves as an Advisory Board Member for Cornell University's Leland C. and Mary M. Pillsbury Institute for Hospitality Entrepreneurship.

About Sunstone Hotel Investors:

Sunstone Hotel Investors, Inc. is a real estate investment trust (“REIT”) that invests in Long-Term Relevant Real Estate® within the hospitality sector.  Sunstone’s hotels are primarily in the urban and resort upper upscale segment and are predominantly operated under nationally recognized brands such as Marriott, Hilton and Hyatt. For further information, please visit Sunstone’s website at www.sunstonehotels.com.